Exhibit 99.1

CSB BANCORP, INC. REPORTS FIRST QUARTER EARNINGS

First Quarter Highlights

	Quarter Ended March 31, 2018	Quarter Ended March 31, 2017
Diluted earnings per share	$0.79	$0.63
Net Income	$2,164,000	$1,730,000
Return on average common equity	12.33%	10.54%
Return on average assets	1.25%	1.05%

Millersburg, Ohio – April 25, 2018 – CSB Bancorp, Inc. (OTC Pink: CSBB) today announced first quarter 2018 net income of $2,164,000, or $.79 per basic and diluted share, as compared to $1,730,000, or $.63 per basic and diluted share, for the same period in 2017. Income before federal income tax amounted to $2.7 million, an increase of 7.7% over the same quarter in the prior year.

Annualized returns on average common equity (“ROE”) and average assets (“ROA”) for the quarter were 12.33% and 1.25%, respectively, compared with 10.54% and 1.05% for the first quarter of 2017.

Eddie Steiner, President and CEO stated, “Average loan balances increased for the tenth consecutive quarter, while net interest margin improved to an eight year high at 3.95%. With the sustained rising interest rate environment, we’ve also been able to increase the average rate we pay depositors on interest bearing deposits by more than 50% over the past year.

Net interest income and noninterest income, on a fully-taxable equivalent basis, totaled $7.6 million during the quarter, a 7% increase from the prior-year first quarter. Net interest income increased $527 thousand, or 9%, in the first quarter of 2018 compared to the same period in 2017.

Loan interest income including fees increased $691 thousand during first quarter 2018 as compared to the same quarter in 2017. First quarter 2017 loan interest income included several payoff recoveries on nonaccrual loans totaling $175 thousand that did not reoccur in 2018. Additionally, average total loan balances during the current quarter were $47 million higher than the year ago quarter.

The net interest margin was 3.95% compared to 3.85% for first quarter 2017. The tax equivalency effect on the margin dropped to 0.03% from 0.06% a result of the reduction in the corporate income tax rate in 2018. Excluding the recovery on nonaccrual loans in first quarter 2017, the first quarter 2017 net interest margin would have been 3.74% as compared to 3.85%.

Noninterest income increased by $39 thousand, or 4%, in the first quarter of 2018 compared to 2017. The increase reflects growth in debit card fee income, gain on sale of loans, and trust and brokerage income. The increase in other income was partially offset by a decline in service charges on deposit accounts.

Noninterest expense amounted to $4.5 million during the quarter, a decrease of $109 thousand, or 2%, from first quarter 2017. During 2017 CSB provided a $540 thousand provision for unfunded loan commitments due to the impairment of a commercial line of credit which in turn reduced the provision for loan losses as an impaired line of credit was paid down at March 31, 2017. Salary and employee benefits rose $178 thousand, or 7%, on a quarter over prior year quarter with increases in headcount, salary, and employment taxes. Professional fees increased by $142 thousand, or 84%, resulting from increased legal fees for loan collection of $102 thousand, internal audit fees of $21 thousand, and director fees of $19 thousand. Marketing and public relations expense increased by $42 thousand, or 54%, on a quarter over quarter basis primarily on expanded channel advertising and increasing community donations. The Company’s first quarter efficiency ratio was 59.5% as compared to 65.4% for the same quarter in the prior year.

Federal income tax provision totaled $509 thousand in first quarter 2018, as compared to $752 thousand tax provision for the same quarter in 2017. Our effective tax rate decreased from 30.3% to 19% a result of the Tax Cuts and Jobs Act enacted on December 22, 2017.

Average total assets during the quarter amounted to $700 million, an increase of $34 million, or 5%, above the same quarter of the prior year. Average loan balances of $527 million increased $47 million, or 10%, from the prior year first quarter while average securities balances of $124 million decreased $9 million, or 7%, as compared to first quarter 2017.

Average commercial loan balances for the quarter, including commercial real estate, increased $33 million, or 10%, from prior year levels. Average residential mortgage balances increased $11 million, or 11%, over the prior year’s quarter. Average consumer credit balances increased $3 million, or 19%, versus the same quarter of the prior year.

Nonperforming assets decreased $2 million from December 31, 2017 to $4.6 million, or 0.87%, of total loans plus other real estate at March 31, 2018. The decrease in nonperforming loans is the result of the liquidation of a $1.7 million credit facility during first quarter 2018. At March 31, 2018, approximately $1.8 million of the non-performing loan total is guaranteed by either USDA or the SBA. Delinquent loan balances as of March 31, 2018 declined to 1.05% of total loans as compared to 1.53% at December 31, 2017 and 1.25% at March 31, 2017.

Net loan losses during first quarter 2018 were $295 thousand, or 0.23% annualized, compared to first quarter 2017 net loan recoveries of $323 thousand. The allowance for loan losses amounted to 1.06% of total loans at March 31, 2018 as compared to 1.08% of total loans on December 31, 2017 and 1.13% at March 31, 2017.

Average deposit balances grew on a year over year comparison by $42 million, or 8%, partially on the strength of customer response to higher rates paid on insured deposits. Time deposits on a quarter over prior year quarter increased slightly as rates have begun to increase and balances are renewing. The average balance of securities sold under repurchase agreement during the first quarter of 2018 decreased by $12 million, or 23%, compared to the average for the same period in the prior year. During 2017, a new corporate overnight cash management product was established within interest-bearing checking and at March 31, 2018 the new product had balances of $20.3 million.

Shareholders’ equity totaled $71 million on March 31, 2018 with 2.7 million common shares outstanding. The tangible equity to assets ratio amounted to 9.5% on March 31, 2018 and 9.2% on March 31, 2017. The Company declared a first quarter dividend of $0.24 per share, a $.04 per share increase over first quarter 2017, producing an annualized yield of 2.7% based on the March 31, 2018 closing price of $35.95.

About CSB Bancorp, Inc.

CSB is a financial holding company headquartered in Millersburg, Ohio, with approximate assets of $700 million as of March 31, 2018. CSB provides a complete range of banking and other financial services to consumers and businesses through its wholly owned subsidiary, The Commercial and Savings Bank, with fifteen banking centers in Holmes, Wayne, Tuscarawas, and Stark counties and Trust offices located in Millersburg, North Canton, and Wooster, Ohio.

Forward-Looking Statement

This release contains forward-looking statements relating to present or future trends or factors affecting the banking industry, and specifically the financial condition and results of operations, including without limitation, statements relating to the earnings outlook of the Company, as well as its operations, markets and products. Actual results could differ materially from those indicated. Among the important factors that could cause results to differ materially are interest rate changes, softening in the economy, which could materially impact credit quality trends and the ability to generate loans, changes in the mix of the Company’s business, competitive pressures, changes in accounting, tax or regulatory practices or requirements and those risk factors detailed in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission. The Company undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release.

Contact Information:

Paula J. Meiler, SVP & CFO

330.763.2873

paula.meiler@csb1.com

CSB BANCORP, INC.

CONSOLIDATED FINANCIAL HIGHLIGHTS

	Quarters
(Unaudited) (Dollars in thousands, except per share data)	2018 1st Qtr	2017 4th Qtr	2017 3rd Qtr	2017 2nd Qtr	2017 1st Qtr
EARNINGS
Net interest income FTE (a)	$6,436	$6,532	$6,300	$6,046	$5,955
Provision for loan losses	324	180	280	845	(160)
Other income	1,145	1,120	1,054	1,060	1,106
Other expenses	4,537	4,696	4,286	3,688	4,646
FTE adjustment (a)	47	96	96	96	93
Net income	2,164	1,779	1,866	1,726	1,730
Diluted earnings per share	0.79	0.65	0.68	0.63	0.63

PERFORMANCE RATIOS
Return on average assets (ROA)	1.25%	0.99%	1.05%	1.01%	1.05%
Return on average common equity (ROE)	12.33%	10.02%	10.62%	10.15%	10.54%
Net interest margin FTE (a)	3.95%	3.84%	3.77%	3.75%	3.85%
Efficiency ratio	59.52%	60.99%	57.89%	51.49%	65.39%
Number of full-time equivalent employees	171	174	169	169	164

MARKET DATA
Book value/common share	$25.90	$25.72	$25.47	$25.06	$24.41
Period-end common share mkt value	35.95	33.11	30.50	30.60	31.00
Market as a % of book	138.80%	128.73%	119.75%	122.11%	127.00%
Price-to-earnings ratio	13.07	12.78	11.47	11.81	12.16
Cash dividends/common share	$0.24	$0.22	$0.22	$0.20	$0.20
Common stock dividend payout ratio	30.38%	33.85%	32.35%	31.75%	31.75%
Average basic common shares	2,742,242	2,742,242	2,742,242	2,742,242	2,742,242
Average diluted common shares	2,742,242	2,742,242	2,742,242	2,742,242	2,742,242
Period end common shares outstanding	2,742,242	2,742,242	2,742,242	2,742,242	2,742,242
Common shares repurchased	0	0	0	0	0
Common stock market capitalization	$98,584	$90,796	$83,638	$83,913	$85,010

ASSET QUALITY
Gross charge-offs	$303	$19	$1,138	$34	$13
Net (recoveries) charge-offs	295	12	1,133	10	(323)
Allowance for loan losses	5,633	5,604	5,436	6,289	5,454
Nonperforming assets (NPAs)	4,622	6,522	4,930	6,036	4,909
Net charge-off (recovery) /average loans ratio	0.23%	0.01%	0.89%	0.01%	(0.27)%
Allowance for loan losses/period-end loans	1.06	1.08	1.07	1.26	1.13
NPAs/loans and other real estate	0.87	1.26	0.97	1.21	1.02
Allowance for loan losses/nonperforming loans	122.40	85.93	110.27	104.19	111.10

CAPITAL & LIQUIDITY
Period-end tangible equity to assets	9.50%	9.33%	9.18%	9.20%	9.17%
Average equity to assets	10.16	9.84	9.93	9.93	9.98
Average equity to loans	13.50	13.76	13.81	13.90	13.85
Average loans to deposits	91.89	88.33	90.30	90.42	90.45

AVERAGE BALANCES
Assets	$700,394	$715,799	$702,040	$686,403	$666,650
Earning assets	660,772	674,234	662,432	646,859	627,520
Loans	527,315	511,805	504,943	490,359	480,656
Deposits	573,855	579,433	559,195	542,308	531,380
Shareholders’ equity	71,173	70,419	69,737	68,184	66,560

ENDING BALANCES
Assets	$699,967	$707,063	$710,824	$696,891	$679,437
Earning assets	662,779	664,365	669,483	657,249	640,113
Loans	530,395	516,830	509,458	498,625	480,709
Deposits	576,418	583,259	571,626	547,104	542,180
Shareholders’ equity	71,019	70,532	69,838	68,726	66,927

NOTES:

(a) - Net Interest income on a fully tax-equivalent (“FTE”) basis restates interest on tax-exempt securities and loans as if such interest were subject to federal income tax at the statutory rate. Net interest income on an FTE basis differs from net interest income under U.S. generally accepted accounting principles.

CSB BANCORP, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited) (Dollars in thousands, except per share data)	March 31, 2018	March 31, 2017
ASSETS
Cash and cash equivalents
Cash and due from banks	$10,766	$13,911
Interest-earning deposits in other banks	10,823	24,476

Total cash and cash equivalents	21,589	38,387
Securities
Available-for-sale, at fair-value	94,198	102,077
Held-to-maturity	22,488	27,892
Equity securities	94	81
Restricted stock, at cost	4,614	4,614

Total securities	121,394	134,664
Loans held for sale	167	264
Loans	530,395	480,709
Less allowance for loan losses	5,633	5,454

Net loans	524,762	475,255
Goodwill and core deposit intangible	4,970	5,082
Bank owned life insurance	13,299	12,959
Premises and equipment, net	9,226	8,656
Accrued interest receivable and other assets	4,560	4,170

TOTAL ASSETS	$699,967	$679,437

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Deposits:
Noninterest-bearing	$166,512	$171,235
Interest-bearing	409,906	370,945

Total deposits	576,418	542,180
Short-term borrowings	38,350	54,022
Other borrowings	11,222	12,304
Accrued interest payable and other liabilities	2,958	4,004

Total liabilities	628,948	612,510

Shareholders’ equity
Common stock, $6.25 par value. Authorized 9,000,000 shares; issued 2,980,602 shares in 2018 and 2017	18,629	18,629
Additional paid-in capital	9,815	9,815
Retained earnings	49,070	43,810
Treasury stock at cost—238,360 shares in 2018 and 2017	(4,784)	(4,784)
Accumulated other comprehensive loss	(1,711)	(543)

Total shareholders’ equity	71,019	66,927

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$699,967	$679,437

CSB BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited) (Dollars in thousands, except per share data)	Quarter ended March 31,
	2018	2017
Interest and dividend income:
Loans, including fees	$6,140	$5,449
Taxable securities	603	598
Nontaxable securities	161	165
Other	45	34

Total interest and dividend income	6,949	6,246

Interest expense:
Deposits	455	267
Other	105	117

Total interest expense	560	384

Net interest income	6,389	5,862
Provision for loan losses	324	(160)

Net interest income after provision for loan losses	6,065	6,022

Noninterest income
Service charges on deposits accounts	284	291
Trust services	219	207
Debit card interchange fees	313	288
Gain on sale of loans	77	42
Unrealized gain on equity securities, net	4	—
Other	248	278

Total noninterest income	1,145	1,106

Noninterest expenses
Salaries and employee benefits	2,637	2,459
Occupancy expense	219	210
Equipment expense	156	170
Professional and director fees	311	169
Software expense	213	210
Marketing and public relations	120	78
Debit card expense	116	130
Provision for unfunded loan commitments	—	540
Other expenses	765	680

Total noninterest expenses	4,537	4,646

Income before income tax	2,673	2,482
Federal income tax provision	509	752

Net income	$2,164	$1,730

Net income per share:
Basic	$0.79	$0.63

Diluted	$0.79	$0.63